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Securities Purchased in Underwritings Involved
"Transactions with Donaldson, Lufkin & Jenrette Securities Corporation" Subject to Rule 10f-3 Under the Investment Company Act of 1940
"10f-3 Transactions for the period of July 1, 1998 through June 30, 1999"


Alliance Worldwide Privatization Fund


										       % of
								                             Shares	    Total        Offering
								                             Purchased   Shares                   Purchased		  Shares
			       Date	     Shares	Price per	by Fund	    Offered	by	  Purchased 	              Held
Security*		Purchased    Purchased	Share		Group	     (000)    Group (1)     From	    2/28/99

United Pan-Europe 	2/12/99	     "8,660"	29 (Euro)	"48,250"1   "40,000"	0.12%	Goldman Sachs Intl  "223,260"
  Communications





"* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public."

**  Indicates the purchase of an Eligible Rule 144A Security.

"1)  Purchases by all Alliance funds, including the Fund, may not exceed:"

"a)  if purchased in an offering other than Eligible Rule 144A Offering, 25% of the principal amount"
     of the offering of such class or

"b)  if purchased in an Eligible Rule 144A Offering, 25% of the total of (i)  the principal amount of the offering"
"     of such class sold by underwriters or members of the selling syndicate to qualified Institutional buyers,"
     plus (ii)  the principal amount of the offering of such class in any concurrent public offering.


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